Exhibit 99.1

CONTACTS:

Lantheus Medical Imaging	Rozen Communications
Meara Murphy	Michele Rozen
Office: 978-671-8508	617-730-8284
Cell: 617-794-1045

Linda Lennox
Office: 978-671-8854
Cell: 908-627-3424

LANTHEUS MEDICAL IMAGING ANNOUNCES APPOINTMENT OF

JOHN K. BAKEWELL AS NEW CHIEF FINANCIAL OFFICER

No. BILLERICA, Mass. (June 2, 2014) – Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, announced the appointment of John K. Bakewell as the Company’s new Chief Financial Officer, effective today. Mr. Bakewell replaces John Golubieski, who served as interim Chief Financial Officer since July 2013. Mr. Golubieski will work with Lantheus for an interim period to ensure a smooth transition.

Mr. Bakewell brings to the Company more than 23 years of leadership experience with both publicly-traded and privately-held companies, including companies in the medical device and healthcare provider sectors, and has a proven track record of building and leading financial and operational strategies for growing businesses. Mr. Bakewell will report directly to Jeff Bailey and serve as a member of Lantheus’ executive leadership team.

Mr. Bakewell most recently served as Chief Financial Officer of Interline Brands, Inc., a $1.6 billion industrial distributor of broad-line maintenance, repair and operations (MRO) products. Earlier in his career, he was Executive Vice President and Chief Financial Officer of RegionalCare Hospital Partners, Inc., as well as of Wright Medical Group, Inc. He also previously served as Chief Financial Officer of Altra Energy Technologies, Inc., Cyberonics, Inc., and Zeos International. Mr. Bakewell holds a Bachelor of Arts in Accounting from the University of Northern Iowa. He currently serves on the Board of Directors and as Audit Committee Chairman for Keystone Dental, Inc.

“John’s significant experience as a CFO, hands-on work with manufacturing operations, and strategic leadership in the healthcare space will be a great asset to Lantheus as we focus on continued improvement and growth of the Company,” said Mr. Bailey. “John will be instrumental in building on the positive momentum we’ve established over the past 15 months and positioning us for future success as we expand our global footprint. I am very pleased to welcome John to the Company.

Mr. Bailey continued, “I have worked with John Golubieski previously and he continually impresses me as a great CFO and a great person. Here at Lantheus, John helped enhance operational efficiencies and improve the fundamentals of the Company. On behalf of the Board and everyone at Lantheus, I thank John for his many contributions over the past 10 months and wish him all the best in his new endeavor.”

About Lantheus Medical Imaging, Inc.

Lantheus Medical Imaging, Inc. is a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents. The Company provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. Lantheus’ key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs.

Lantheus has more than 500 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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